Exhibit 14(a).1

                              Corporate Governance

Introduction

      This Corporate Governance Report explains the principles of management and control of INFICON Holding AG at the highest corporate level in accordance with the Directive on Information relating to Corporate Governance (the Corporate Governance Directive) issued by the SWX Swiss Exchange. The Corporate Governance Directive, which entered into force on July 1, 2002, applies to all annual reports for financial years beginning on January 1, 2002 or later.

      Corporate governance of INFICON Holding AG complies with the principles and recommendations of the "Corporate Governance - Swiss Code of Best Practice" dated March 25, 2002. The principles and rules of INFICON Holding AG on corporate governance are laid down in the Articles of Incorporation, Organizational Regulations and the Regulations of the board committees of INFICON Holding AG.

      Due to the fact that the shares of INFICON Holding AG are traded both on the Swiss Exchange and the NASDAQ national market , INFICON's commitment to and implementation of to corporate governance practices is guided by the legal and regulatory requirements and both Switzerland the United States. Furthermore INFICON's internal guidelines regarding corporate governance are provided in its Articles of Incorporation, Organizational Regulations, Board Committee Charters, CEO and CFO Code of Ethics as well as internal policies.

The following Corporate Governance Report follows the SWX directive.

1     Group structure and shareholders

1.1   Group structure

      Operational group structure.

-----------------------------------            ----------------------------------------
                                                 Committees:
                                    ---------       Audit
        Board of Directors                          Strategy Committee
                                                    Human Resources and Nomination
-----------------------------------            ----------------------------------------
            |
-----------------------------------            ----------------------------------------
          CEO                       ---------       Corporate Functions
-----------------------------------            ----------------------------------------
     Executive Management Team
-----------------------------------

      INFICON Holding AG is the parent company of the INFICON group which operates from 12 countries and consists of a parent company, four manufacturing companies, eight sales and service subsidiaries, and a management company located in Bad Ragaz, Switzerland which performs administrative, inter-company financing, and intellectual property management functions. The legal entity structure of the INFICON group is as follows:

                                                        -------------------

                                                          INFICON Holding

                                                            Bad Ragaz
                                                           Switzerland
                                                          Parent Company

                                                        -------------------
                                                                 |
     ---------------------------------------------------------------------------------
     |                   |                  |                    |                    |
     |            ----------------  -----------------  -------------------- -------------------
     |
     |                INFICON AG      INFICON Inc.      INFICON Aaland Ab.   INFICON GmbH
     |                 Balzers         Syracuse            Mariehamn           Bad Ragaz
     |              Liechtenstein        USA                Finland           Switzerland
     |              Manufacturing    Manufacturing        Manufacturing       Managmement
     |
     |            ----------------  -----------------  -------------------- -------------------
     |                                      |                                         |
     |                              -----------------                       -------------------
     |
     |                               INFICON LT Inc.                           INFICON GmbH
     |                                 Cambridge                                  Cologne
     |                                   USA                                     Germany
     |                                 Software                                Manufacturing
     |
     |                              -----------------                       -------------------
     |
     |------------------------------------------------------------------------------------------  --------------------------
     |                    |                 |                   |                  |                  |                     |
----------------  ---------------   -----------------    ----------------    ---------------  -------------------  -----------------

INFICON S.A.R.L.     INFICON Ltd.      INFICON Ptd.         INFICON Ltd.       INFICON Ltd.       INFICON Ltd.         INFICON Co.
  Courtaboeuf          London           Singapore           Chubei City         Hong Kong         Bungdang-Ku         Yokohama-Shi
    France         United Kingdom                             Taiwan              China             Korea                Japan
     Sales              Sales            Sales                 Sales              Sales              Sales               Sales

----------------  ---------------   -----------------    ----------------    ---------------   ------------------  -----------------
                                                                                                        |
                                                                                               ------------------

                                                                                                Leybold Guangzhou
                                                                                               Service Centre Ltd.
                                                                                                  Guangzhou
                                                                                                    China
                                                                                                    Service

                                                                                               ------------------

      Listed corporation: INFICON Holding AG

      INFICON Holding AG is based in Bad Ragaz, Switzerland. It has share capital of CHF 23.15 million made up of 2'315'000 shares with a nominal value of CHF 10 each. Registered shares are listed on the Swiss Exchange under security number 1102994, ISIN CH0011029946 and symbol IFCN. INFICON Holding AG American Depositary Shares ("ADSs") are listed on the NASDAQ National Market system under Cusip 45663T109 and symbol IFCN. Market capitalization as per December 31 2003 was CHF 243.075 million based on shares outstanding.

      Share Capital - See statutory financial statements.

1.2   Significant Shareholders

      Stockholder structure (based on number of registered stockholders)

Number of shares                    > 50,000   10,000 - 50,000      1 - 9,999
                                    --------   ---------------      ---------
Number of stockholders                  5             20             1,443

      Stockholders by Country

-----------------------------------------------------------------------------------------------------------
           Country     Total    Switzerland  Germany    Liechtenstein   Rest of Europe     Rest of World
                       -----    -----------  -------    -------------   --------------     -------------
-----------------------------------------------------------------------------------------------------------
         Number of     1,468          1,307       53               41               36               31
      stockholders
-----------------------------------------------------------------------------------------------------------

Based upon number of registered stockholders as of December 31, 2003. Stockholders owning American Depositary Shares are not included in this count.

Major stockholders

      The Company is aware of the following stockholders holding more than 5 percent of the voting rights as of December 31 2003:

         Unaxis Holding AG                                  19.51%
         FMR Corp., Boston USA                              12.87%
         Chase Nominees Ltd. Woolgate Hours                 11.85%
         Bank of New York, New York                          7.38%

Changes subject to disclosure requirements during Fiscal 2003

In an announcement dated August 27 2003, published in conformity with Art. 20 of the Federal Act on Stock Exchanges and Securities Strading (SESTA), Fidelity Management & Research Company disclosed that is and its affiliated companies now hold INFICON shares with voting rights of 10.05%.

1.3   Cross-shareholdings

      INFICON Holding AG has no cross-shareholdings.

Section 2 Capital Structure

2.1   Capital (Issued, Authorized & Conditional)

      Registered shares of CHF 10 each at December 31, 2003:

                                        No. of shares                 Capital
                                        -------------                 -------
      Issued share capital                  2,315,000          CHF 23,150,000
      Authorized share capital              1,157,500          CHF 11,575,000
      Conditional share capital               115,000           CHF 1,150,000

      The issued share capital comprises 2,315,000 registered shares of CHF 10 each. Each share entitles the registered owner to one vote at the general meeting of shareholders, as well a share of dividends, if any, declared by the Company and proceeds from a liquidation, corresponding to its nominal value as a percentage of the total nominal value of issued share capital.

2.2   Authorized and Conditional Share capital

      The Board of Directors is authorized to issue at any time until May 7, 2005 up to 1,157,500 registered shares of CHF 10 each at an issue price to be determined by the Board. The preemptive rights of existing shareholders may be excluded if the shares are issued for the purpose of acquiring a company or business.

      The articles of incorporation provide for a conditional capital (according to Art. 653 of the Swiss Code of Obligations) of a maximum of CHF 1,150,000 through the issuance of 115,000 registered shares of CHF 10 each by the exercise of option rights granted to employees and members of the Board of Directors of the Company. No options have been exercised as of December 31, 2003.

2.3   Changes in Stockholders' Equity

      Changes in stockholders' equity for the three years ended December 31, 2003 are presented in the consolidated statements of stockholders' equity section of the consolidated financial statements for INFICON Holding AG.

2.4   Shares

      see 2.1. No participation certificates are issued.

2.5   Profit Sharing Certificates

      The Company currently has no profit sharing certificates.

2.6   Limitations on Transferability and Nominee Registrations

      The Articles of Incorporation contain no special regulations regarding limitations on transferability and nominee registrations.

2.7   Convertible Bonds and Warrants/Options

      The Company currently has no convertible bonds or bonds with warrants.

Summary of options granted

                                                                                Aggregate                             Aggregate
Non Executive Directors                      Shares     Grant Price Range      Option Price       Market Price      Market Price
------------------------------------------------------------------------------------------------------------------------------------
Options Outstanding as of 01/01/2001              0     CHF 0 -      CHF 0            CHF 0
------------------------------------------------------------------------------------------------------------------------------------
    Options Granted (+)                       3,580   CHF 124 -    CHF 174      CHF 521,420   CHF 124 -   CHF 174    CHF 521,420
------------------------------------------------------------------------------------------------------------------------------------
Options Outstanding as of 12/31/2001          3,580   CHF 124 -    CHF 174      CHF 521,420
------------------------------------------------------------------------------------------------------------------------------------
Options Outstanding as of 01/01/2002          3,580   CHF 124 -    CHF 174      CHF 521,420
------------------------------------------------------------------------------------------------------------------------------------
    Options Granted (+)                       4,901    CHF 69 -    CHF 170      CHF 512,697    CHF 69 -   CHF 170    CHF 512,697
------------------------------------------------------------------------------------------------------------------------------------
Options Outstanding as of 12/31/2002          8,481    CHF 69 -    CHF 174    CHF 1,034,117
------------------------------------------------------------------------------------------------------------------------------------
Options Outstanding as of 01/01/2003          8,481    CHF 69 -    CHF 174    CHF 1,034,117
------------------------------------------------------------------------------------------------------------------------------------
    Options Granted (+)                       6,199    CHF 75 -     CHF 98      CHF 518,520    CHF 75 -    CHF 95    CHF 317,435
------------------------------------------------------------------------------------------------------------------------------------
Options Outstanding as of 12/31/2003         14,680    CHF 69 -    CHF 174    CHF 1,552,637
------------------------------------------------------------------------------------------------------------------------------------


                                                                               Aggregate                             Aggregate
Employee Stock Options                    Shares      Grant Price Range      Option Price        Market Price       Market Price
----------------------------------------------------------------------------------------------------------------------------------
Options Outstanding as of 01/01/2001       118,360    CHF 225 -    CHF 225    CHF 26,631,000
----------------------------------------------------------------------------------------------------------------------------------
    Options Canceled (Totals) (-)              443    CHF 225 -    CHF 225        CHF 99,675
----------------------------------------------------------------------------------------------------------------------------------
Options Outstanding as of 12/31/2001       117,917    CHF 225 -    CHF 225    CHF 26,531,325
----------------------------------------------------------------------------------------------------------------------------------
Options Outstanding as of 01/01/2002       117,917    CHF 225 -    CHF 225    CHF 26,531,325
----------------------------------------------------------------------------------------------------------------------------------
    Options Granted (+)                     22,640    CHF 165 -    CHF 165     CHF 3,735,600   CHF 165 -  CHF 165   CHF 3,735,600
----------------------------------------------------------------------------------------------------------------------------------
    Options Canceled (Totals) (-)            1,415    CHF 165 -    CHF 225       CHF 313,095
----------------------------------------------------------------------------------------------------------------------------------
Options Outstanding as of 12/31/2002       139,142    CHF 165 -    CHF 225    CHF 29,953,830
----------------------------------------------------------------------------------------------------------------------------------
Options Outstanding as of 01/01/2003       139,142    CHF 165 -    CHF 225    CHF 29,953,830
----------------------------------------------------------------------------------------------------------------------------------
    Options Granted (+)                     36,211     CHF 50 -     CHF 92     CHF 2,076,607    CHF 50 -   CHF 92   CHF 2,076,607
----------------------------------------------------------------------------------------------------------------------------------
    Options Canceled (Totals) (-)            1,080    CHF 165 -    CHF 165       CHF 178,200
----------------------------------------------------------------------------------------------------------------------------------
Options Outstanding as of 12/31/2003       174,273     CHF 50 -    CHF 225    CHF 31,852,237
----------------------------------------------------------------------------------------------------------------------------------

Each of the above options is for the purchase of one registered share of INFICON Holding AG stock. For details on the stock option plans please see note 21 to our consolidated financial statements for the year ended December 31, 2003.

Section 3     Board of Directors

3.1 Members of the Board of Directors, other Activities and Vested Interests, Internal Organizational Structure

Board of Directors and Management Board

      Our articles of incorporation provide that the Board of Directors may consist of one or more members at any time. Directors are elected and removed by shareholder resolution. Members of our board of directors serve three-year terms and may be reelected upon completion of their term of office. The shareholders may remove the directors without cause. Our six directors currently in office were elected by shareholder resolution.

      According to the law, the Board of Directors is responsible for the ultimate direction and supervision of INFICON Holding AG. The Board of Directors has delegated the conduct of the day-to-day business operations to the Company's executive officers, which is headed by the Chief Executive Officer. The Chief Executive Officer is responsible for the management of INFICON Holding AG and for all other matters except for those reserved by law and the Articles of Incorporation. The Board of Directors is required to resolve all matters which are not defined by the law, Articles of Incorporation, or management bylaws as being the responsibility of any other governing body. According to the Swiss Code of Obligations the following non-transferable and inalienable responsibilities are incumbent on the Board of Directors:

      o the ultimate management of the Corporation and the issuance of the necessary directives;

      o     the determination of the organization;

      o the structuring of the accounting system and of the financial controls, as well as the financial planning insofar as this is necessary to manage the Corporation;

      o the appointment and the removal of the persons entrusted with the management and representation of the Corporation and the granting of the signatory power;

      o the ultimate supervision of the persons entrusted with the management, particularly with regard to compliance with the law, these Articles of Incorporation and regulations and directives;

      o the preparation of the business report as well as the General Meeting of Shareholders, and the implementation of the latter's resolutions;

      o     the notification of the judge in the case of over-indebtedness;

      o the passing of resolutions regarding the subsequent payment of capital with respect to non-fully paid-in shares;

      o the passing of resolutions confirming increases in the share capital and regarding the amendments to the Articles of Incorporation entailed thereby;

      o the examination of the professional qualifications of the specially qualified auditors in those cases in which the law foresees the use of such auditors.

      The Board of Directors, as of the date of this filing, has established an Audit Committee, a Strategy Committee, and a Human Resources and Nominating Committee. Each of these committees has regulations which outline their duties and responsibilities. The Chairman for each committees is elected by the Board of Directors. The committees meet regularly and are required to provide with Board of Directors with updates and recommendations at its regular meetings. The agendas for the committee meetings are set by their respective chairperson.

The Audit Committee

      The Audit Committee consists of three non-executive members of the Board of Directors. Currently, the Audit Committee is comprised of the following members:

      Dr. Thomas Staehelin (Chairman),
      John Grad and
      Mario Fontana.

      The responsibilities of the audit committee include:

      o recommending to the board of directors the independent public accountants to be selected to conduct the annual audit of our books and records;

      o reviewing the proposed scope of such audit and approving the audit fees to be paid;

      o reviewing the adequacy and effectiveness of our accounting and internal financial controls with the independent public accountants and our financial and accounting staff;

      o reviewing and approving transactions between the Company, its directors, officers and affiliates; and

      o reviewing and reassessing, on an annual basis, the adequacy of our audit committee charter.

The Human Resources and Nominating Committee

      The Human Resources and Nominating Committee are to provide a general review of our compensation and benefit plans to ensure they meet corporate financial and strategic objectives as well as to make recommendation to the board regarding appointment, dismissal and career development of senior management positions. The responsibilities of the Human Resources and Nominating Committee also include the administration of employee incentive plans. The Human Resources and Nominating Committee consists of three non-executive members of the Board of Directors. Currently, the Human Resources and Nominating Committee is comprised of the following members:

      Paul Otth (Chairman)
      John Grad,
      Kurt Muck

The Strategy Committee

      This Committee is responsible for advising the board on the long term strategy and how to portray INFICON's strategy to shareholders and the investment community. The Strategy Committee consists of three non-executive members of the Board of Directors. Currently, the Strategy Committee is comprised of the following members:

      Mario Fontana (Chairman)
      Richard Fischer
      Kurt Muck

Frequency of meetings of the Board of Directors and its Committees

      The Board of Directors hold four or more meetings per year, and additional ad hoc meetings and conference calls as necessary. The Audit Committee holds four meetings per year in addition to three quarterly conference calls. The Strategy Committee and the Human Resources and Nominating Committee hold two or more meetings per year.

      The Company's Board of Directors includes:

      John Grad (Citizen of the United States)
      Chairman of the Board of Directors
      Member Human Resources and Nominating Committee
      Member Audit Committee

      Mr. Grad is President of John J. Grad and Associates, Inc. Management Consultants. In 1987, Mr. Grad joined Landis & Gyr AG where he became President of Landis & Gyr Powers, Inc. In 1991, he was named to their Executive Board and in 1993, he assumed the responsibility for Landis & Gyr Holding, Inc., the holding company for all North American divisions, while retaining the position of a President and CEO of Landis & Gyr Powers, Inc. In March 1996, he became President and CEO of Landis & Staefa, Inc., a position that he retained until the creation of Siemens Building Technologies. From October 1998 through October 2000, Mr. Grad served as President and Chief Executive Officer of Siemens Building Technologies, Inc. Mr. Grad holds a Bachelor of Science degree in Industrial Management and a M.B.A. from the University of Cincinnati.

      Paul Otth (Citizen of Switzerland)
      Vice Chairman of the Board of Directors
      Chairman Human Resources and Nominating Committee

      In June 2000, Mr. Otth became the Chief Financial Officer and a Member of the Executive Board of Unaxis Corporation. From 1989 until November 1996, Mr. Otth was with Landis & Gyr AG, where he became the Chief Financial Officer and a Member of the Executive Board in November 1994. From November 1996 until October 1998, he served as the Chief Financial Officer and a Member of the Executive Board of Elektrowatt AG (a successor company of Landis & Gyr AG). From October 1998 until May 2000, he served as Chief Financial Officer and a member of the Group Board of Siemens Building Technologies (a successor company of Elektrowatt
AG). From June 2000 until December 2002, Mr. Otth served as Chief Financial Officer and a Member of the Executive Board of Unaxis Corporation. Mr. Otth is a Certified Public Accountant. Mr. Otth also currently holds directorships in other corporations, which include:

         Company                                     Position
         -------                                     --------
         Swiss Rail (SBB AG)                         Member
         Ascom Holding AG                            Vice Chairman
         Swissquote Group Holding AG                 Member
         Esec Holding AG                             Member
         EAO Holding AG                              Chairman

      Thomas Staehelin (Citizen of Switzerland)
      Director
      Chairman Audit Committee

      Dr. Staehelin is a Swiss corporate and tax attorney and partner in the Basel based law firm Fromer, Schultheiss and Staehelin. Dr. Staehelin is a private investor and serves on the boards of various Swiss listed or unlisted companies in various capacities ranging from a member, Vice-Chairman, or Chairman. Dr. Staehelin holds a Ph.D. in Law from the University of Basel. He currently serves as Chairman of the Chamber of Commerce of Basle and was a member of parliament. Dr. Staehelin currently holds directorships in the following corporations:

         Company                                     Position
         -------                                     --------
         Kuhne & Nagel International AG              Member & Audit Committee
         Siegfried Holding AG                        Vice-Chairman & Chairman Audit Committee
         Basler Kantonalbank                         Member
         Rothornbahn und Scalottas AG                Chairman
         Swissport International AG                  Chairman & Audit Committee
         Lantal Textiles                             Member
         Regula Holding AG                           Member

      Kurt Muck (Citizen of Germany)
      Director
      Member Human Resources and Nominating Committee
      Member Strategy Committee

      Mr. Muck was a Member of the Executive Board of Unaxis Corporation from 2000 until 2003. During this period of time he held certain positions as a Member of Boards within Unaxis. From 1985 to 1996, Mr. Muck held various positions at Philips GmbH including Managing Director of Philips GmbH, Germany and Managing Director of Philips Semiconductors for Central Europe. In 1997, Mr. Muck served as President of Siemens Division for Electro Mechanical Components. Mr. Muck holds an Engineering degree from the Technical College in Nuremberg.

      James L. Brissenden (Citizen of the United States)
      Director
      Chief Executive Officer until 12/31/2003

      Mr. Brissenden retired as President and CEO of INFICON Holding AG on December 31, 2003. Mr. Brissenden joined INFICON Leybold Hereaus as President and Chief Executive Officer in 1984. In 1996, Mr. Brissenden became President and Chief Executive Officer of Balzers and Leybold Instrumentation, our predecessor. Prior to joining INFICON, Mr. Brissenden spent 20 years with Carborundum Company with his last position being Vice President and General Manager, Electric Products Division. Mr. Brissenden has served as President of the Unaxis holding company in the United States and Chairman of Contraves Inc., a Unaxis subsidiary. Mr. Brissenden holds a BSBA from Ohio State University and an MBA from the State University of New York.

      Richard Fischer (Citizen of Austria)
      Director
      Member Strategy Committee

      Dr. Fischer is a co-owner of VAT Holding AG. VAT is the global leading supplier of vacuum valves. Since 1984, he has served as VAT's Chief Executive Officer, and since 1997 as the company's President and Chairman of the Board. Prior to joining VAT, Dr. Fischer was Technical Director of Gama, Access Systems, an Austrian company. Dr. Fischer holds a Ph.D. in Engineering from the University of Vienna. Dr. Fischer currently holds directorships in other Corporations, which include:

         Company                Position
         -------                --------
         ARS A                  Member
         Sysmec CH              Member

      Mario Fontana  (Citizen of Switzerland)
      Director
      Chairman Strategy Committee
      Member Audit Committee

      Mr. Fontana started his professional career in 1970 with IBM Switzerland. In 1977, he moved to Brazil where he worked for Brown Boveri. Mr. Fontana then worked for Hewlett-Packard for over 15 years, first as General Manager in Switzerland, Germany and Europe, and last as head of the Global Financial Services unit in Cupertino, CA. Mr. Fontana studied at ETH Zurich and the Georgia Institute of Technology. Mr. Fontana currently holds directorships in other corporations, which include:

         Company                                     Position
         -------                                     --------
         SBB                                         Member
         Leica Geosystems                            Chairman
         Sulzer                                      Member
         Swissquote                                  Chairman
         Buro-Furrer                                 Member

3.2   Other Activities and Vested Interests

      see 3.1

3.3   Cross-involvement

      There are no cross-memberships between the Board of Directors of INFICON Holding AG and any other listed company except as listed in the preceding section.

3.4   Elections and Terms of Office

      According to the Articles of Incorporation the members of the Board of Directors are elected for a term of three years. The members of the Board of Directors were elected as follows:

         Board of Directors                                         Date Elected                 Term Expires
         ------------------                                         ------------                 ------------
         James L. Brissenden..................                      November 2000                May 2006
         Richard Fischer......................                      May 2003                     May 2006
         Mario Fontana........................                      May 2003                     May 2006
         John J. Grad.........................                      November 2000                May 2006
         Paul E. Otth.........................                      November 2000                May 2006
         Kurt Muck............................                      November 2000                May 2006
         Thomas Staehelin.....................                      May 2001                     May 2004

3.5   Internal organizational Structure

      see 3.1

3.6   Definition of Areas of Responsibility

      The Board of Directors has delegated authority to the Company's executive officers to execute the Company's approved annual budget. INFICON Holding AG has a comprehensive financial and enterprise reporting system to gather and report its financial results. The quarterly financial results are reviewed and approved by the Audit Committee prior to issuance to the public. Additionally, the Board of Directors provides oversight and approval for potential acquisitions or strategic partnerships.

3.7   Information and Control Instruments vis-a-vis the Senior Management

      Information regarding the current state of the business is provided continuously at the meetings of the Board of Directors in an appropriate format and is presented by the persons bearing responsibility for oversight of the financial and operational aspects of the business.

      Section 4 Senior Management

4.1 Members of the Board of the Senior Management, other Activities and Vested Interests, Management Contracts

      Our executive officers are responsible for our day-to-day management. The executive officers have individual responsibilities established by our Organizational Regulations and by the Board of Directors.

      Lukas Winkler (Citizen of Switzerland)
      President and Chief Executive Officer as of 1/1/2004
      Vice President - Vacuum Control until 12/31/2003

      Mr. Winkler became President and Chief Executive Officer of INFICON Holding AG January 1, 2004. Mr. Winkler joined the company in January 1993 and served as our Vice President, Vacuum Control from January 1997 to December 2003. From January 1995 to January 1997, Mr. Winkler served our Balzers AG subsidiary as General Manager Production. Mr. Winkler has a Masters Degree in engineering from the Swiss Federal Institute of Technology (ETH-Zurich) and an Executive-MBA from Syracuse University.

       Peter G. Maier (Citizen of Germany)
       Vice President and Chief Financial Officer

      Mr. Maier joined INFICON in 1996 as Director of Information Systems and became Vice President of Finance for Leybold Inficon, and Controller for the Instrumentation Division in 1998. Prior to joining us, Mr. Maier served Deloitte Consulting as project manager and consultant for enterprise application integration from 1994 to 1996. From 1992 to 1994, Mr. Maier served as Controller for Heidelberger Druckmaschinen AG in Germany. Mr. Maier holds a masters degree in business administration and computer science from the University of Karlsruhe, Germany.

      Ulrich Doebler (Citizen of Germany)
      Vice President - Leak Detection

      Dr. Doebler joined INFICON in 1986. From 1996 to December 1999, Dr. Doebler was the Marketing and Engineering Manager of our Leak Detection business unit. Dr. Doebler holds a PhD in physics from the University of Cologne.

      Gary W. Lewis (Citizen of the United States)
      Vice President - Environmental, Health and Safety

      Mr. Lewis joined INFICON in November 1984 as Manufacturing Manager and was named Vice President of Quality Assurance in 1991. He has managed various leak detection products for the HVAC markets since 1995 and assumed responsibility for the EHS Business Unit in 2000. Mr. Lewis holds a B.S. in electrical engineering from Clarkson University and an MBA from Chapman University..

      Linda Van Roekel (Citizen of the United States)
      Vice President - Process Knowledge and Control

      Ms. Van Roekel joined INFICON in December 1984. Ms. Van Roekel has been an officer since November 1992, when she was named Vice President of Marketing. Ms. Van Roekel holds an M.S. in chemistry from the University of Washington and an MBA from Syracuse University.

      Urs Walchli (Citizen of Switzerland)
      (Vice President, Vacuum Control - as of 3/1/2004)

      Mr. Walchli joined the company in 1998. In 2000, he was appointed R&D Manager of our Vacuum Control business unit and became Technical Director of this unit in 2003. Mr. Walchli holds a Ph.D. in physics from Berne University and a Master of Industrial Management from ETH Zurich/Swiss Federal institute of Technology Zurich.

4.2   Other Activities and Vested Interests

      See 4.1 for any activities and vested interests.

4.3   Management Contracts

      INFICON Holding AG has not entered into any management contracts with third parties outside the Group.

Section 5 Compensation, Shareholdings and Loans ($ in Thousand USD)

5.1 Content and method of determining the Compensation and of the share-ownership programs

      The Content and method of determining the Compensation and of the share-ownership programs for the members of the Board of Directors and for the Senior Management are proposed by Human Resources and Nominating Committee and approved by the Board of Directors.

5.2   Compensations for acting members of governing bodies

      The aggregate cash compensation accrued for members of the Board of Directors and of the management board for the year ended December 31, 2003 is as follows:

---------------------------------------------------------------------------------------------
                        Board members and Executive Management in place at December 31, 2003
---------------------------------------------------------------------------------------------
                         Non-Executive Board    Executive Board Members and
                              Members                    Management                 Total
---------------------------------------------------------------------------------------------
Total Compensation             $ 486                       $ 1,780                  $ 2,266
---------------------------------------------------------------------------------------------

      No severance payments were made to the Board members and Executive Management as of December 31, 2003.

5.3   Compensations for former members of governing bodies

                         Board members and Executive Management who left the Group in 2003
---------------------------------------------------------------------------------------------
                         Non-Executive Board    Executive Board Members and
                              Members                    Management                 Total
---------------------------------------------------------------------------------------------
Number of Individuals            1                              1                       2
---------------------------------------------------------------------------------------------
Total Compensation            $ 22                          $ 363                   $ 385
---------------------------------------------------------------------------------------------

5.4/5.5 Share ownership and Share allotment in the year under review

The number of shares held by the Board of Directors and executive management:

-------------------------------------------------------------------------------------------
                      Board members and Executive Management in place at December 31 2003
-------------------------------------------------------------------------------------------
                         Non-Executive Board    Executive Board Members and
                              Members                    Management                 Total
-------------------------------------------------------------------------------------------
Shares of the Company
owned on 12/31/2003           3,062                         12,344                  15,406
-------------------------------------------------------------------------------------------

No shares were allotted in the year under review.

5.6   Options

      All options are granted at prices equal to 100% of the market value of the common stock at the date of grant. The number of options allocated to members of the Company's Board of Directors and executive officers were:

----------------------------------------------------------------------------------------------------
                Board members and Executive Management in place at December 31 2003
----------------------------------------------------------------------------------------------------
            Non-Executive Board Members            Executive Board Members and Management
-------------------------------------------------- -------------------------------------------------
                   Option                                            Option
Option             Exercise    Options              Option           Exercise    Options
Grant    Option    Price per   per       Options    Grant  Option    Price per   per     Options
Year     Life      Share       Share   Outstanding  Year   Life      Share       Share   Outstanding
----------------------------------------------------------------------------------------------------
                                                    2000   7 years   CHF 225.00  1.00    61,715
----------------------------------------------------------------------------------------------------
2001     7 years   CHF 174.00  1.00       1,296
----------------------------------------------------------------------------------------------------
2001     7 years   CHF 124.00  1.00       1,776
----------------------------------------------------------------------------------------------------
                                                    2002   7 years   CHF 165.00  1.00    10,200
----------------------------------------------------------------------------------------------------
2002     7 years   CHF 170.00  1.00       1,512
----------------------------------------------------------------------------------------------------
2002     7 years   CHF 69.00   1.00       2,685
----------------------------------------------------------------------------------------------------
                                                    2003   7 years   CHF 50.00   1.00    14,200
----------------------------------------------------------------------------------------------------
2003     7 years   CHF 75.00   1.00       3,368
----------------------------------------------------------------------------------------------------
2003     7 years   CHF 97.50   1.00       2,382
----------------------------------------------------------------------------------------------------
Total                                    13,019     Total                                86,115
----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
       Board members and Executive Management in place at December 31 2003
--------------------------------------------------------------------------------
                                      Total
--------------------------------------------------------------------------------
                                Option
             Option             Exercise     Options
             Grant    Option    Price per    per       Options
             Year     Life      Share        Share     Outstanding
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
             2000     7 years   CHF 225.00   1.00      61,715
--------------------------------------------------------------------------------
             2001     7 years   CHF 174.00   1.00       1,296
--------------------------------------------------------------------------------
             2001     7 years   CHF 124.00   1.00       1,776
--------------------------------------------------------------------------------
             2002     7 years   CHF 165.00   1.00      10,200
--------------------------------------------------------------------------------
             2002     7 years   CHF 170.00   1.00       1,512
--------------------------------------------------------------------------------
             2002     7 years   CHF 69.00    1.00       2,685
--------------------------------------------------------------------------------
             2003     7 years   CHF 50.00    1.00      14,200
--------------------------------------------------------------------------------
             2003     7 years   CHF 75.00    1.00       3,368
--------------------------------------------------------------------------------
             2003     7 years   CHF 97.50    1.00       2,382
--------------------------------------------------------------------------------
             Total                                     99,134
--------------------------------------------------------------------------------

5.7   Additional Fees and Remunerations

      In the year 2003 no reportable fees or remunerations were paid to members of the board of directors or members of executive management.

5.8   Loans to members of governing bodies

      In November 2000, certain officers and key employees purchased 16,480 shares of common stock and paid the exercise price by issuing cash and full recourse and interest bearing promissory notes, denominated in U.S. Dollars, Swiss Francs, and Euros, to the Company totaling U.S.$1,371,000. The loans have an interest rate equal to 120% of the mid-term applicable federal rate (as defined in the Internal Revenue Code) determined on the date the loans are made. On December 31, 2003, the outstanding balance on the notes due from three of the executive officers was U.S.$382,823.

5.9   Highest Total Compensation

      The highest total compensation for 2003 for a member of the Board of Directors was U.S.$590,014.

Section 6 Shareholder Participation

6.1   Restrictions on voting rights

      Each of our shares carries one vote at our shareholders' meetings. Voting rights may be exercised only after a shareholder has been recorded in our share register (Aktienbuch) as a shareholder with voting rights. We may enter into agreements with banks or financial companies which hold shares for the account of other persons (nominees) regarding the exercise of the voting rights related to the shares. Registration with voting rights is subject to restrictions.

      Our shares are cleared and settled through SIS Sega Inter Settle AG. The shares will not be physically represented by certificates but will be managed collectively in book-entry form by SIS Sega Inter Settle AG. Shareholders are therefore not entitled to have their shares physically represented and delivered in certificate form (aufgehobener Titeldruck). They can, however, request a statement confirming their ownership of the shares.

6.2   Statutory quorums

      The Articles of Incorporation contain no quorums greater than that set out by the applicable legal provisions.

6.3   General meetings of shareholders

      The Articles of Incorporation contain no rules on the convocation of the General meeting of shareholders that differ from applicable legal provisions.

6.4   Agenda

      Shareholders holding shares with a par value of at least CHF 1 million have the right to request in writing, at least 50 days prior to the day of the respective shareholders' meeting, that a specific proposal be discussed and voted upon at such shareholders' meeting.

6.5   Entries into the Share Register

      Only those shareholders with voting rights whose names were recorded in the company's register of shareholders on the respective closing date may attend the General Meeting of Shareholders and exercise their voting rights. The Board of Directors endeavors to set the closing date for registration as close as possible to the date of the General Meeting, i.e. not more than 3 to 4 weeks before the General Meeting. There are no exceptions to this rule regarding the closing date for registration.

Section 7 Changes of Control and Defense Measures

7.1   Duty to Make an Offer

      The Company's Articles of Incorporation do not include "opting-out" or "opting-up" clauses and accordingly under Article 32 of the Swiss Securities Exchanges and Securities Trading Act a shareholder who acquires 33 1/3% or more of the Company's shares is obliged to submit a public offer for the remaining shares.

7.2   Clauses on Changes of Control

      Our Chief Executive Officer, Lukas Winkler, has an agreement under which he would become entitled to a special payment upon a change of control of the Company.

Section 8 Auditors

8.1   Duration of the mandate and term of office of the lead auditor

      Statutory auditors and group auditors pursuant to Art. 727 ff. and 731a, respectively, of the Swiss Code of Obligations are PricewaterhouseCoopers AG, Zurich, elected for one year. PricewaterhouseCoopers AG commenced their mandate as statutory and group auditors of INFICON Holding AG in June 2002. The lead engagement partner, Mr. Stephen Williams, has been responsible for the audit of INFICON Holding AG since June 2002. The subsidiaries of INFICON Holding AG are audited by member firms of PricewaterhouseCoopers.

8.2   Auditing fees

      Audit fees for the 2003 audit were approximately CHF 522,996
(U.S.$388,775).

8.3   Additional fees

      Fees paid to PricewaterhouseCoopers for non-audit services rendered during 2003 totaled CHF 207,481 (U.S.$167,014).

8.4   Supervisory and Control Instruments pertaining to the audit

      The Audit Committee of the Board proposed the appointment of PricewaterhouseCoopers AG following a review of offers received from 3 competing firms of independent accountants for the 2002 reporting year. The Audit Committee evaluates the performance, fees, and independence of the statutory auditors and Group auditors each year. Typically the Audit Committee receives a summary of the scope of work planned by the auditors on an annual basis and meets with the auditors to review these audit plans. Following the audit work the auditors submit a report on the results of their work including all communications required to be made to the audit committee in accordance with auditing standards generally accepted in the USA. The audit committee meets with the auditors to discuss and review their feedback. Based on this information, it determines changes and improvements as necessary.

Section 9 Information policy

      INFICON Holding AG pursues an information policy which is based on truthfulness, timeliness, and continuity. Matters affecting the share price are published immediately as ad hoc announcements, in accordance with the obligation to publish on the SWX Swiss Exchange. Annual financial reports are issued for the benefit of shareholders and potential investors at the end of March following the year end closing. Interim financial reports are prepared on a quarterly basis. Information available for investors can be found at www.inficon.com.